PRESS RELEASE

For release: October 27, 2026

Global Indemnity Group, LLC Appoints Jessica Buss to its Board of Directors

Accomplished insurance executive brings leadership in specialty insurance and finance

Wilmington, Delaware (October 27, 2026) – Global Indemnity Group, LLC (NASDAQ:GBLI) (“GBLI”) today announced the appointment of Jessica Buss to its Board of Directors, effective October 26, 2026, succeeding Bruce Lederman who retired from the Board.

“Jessica builds insurance businesses,” said Saul Fox, founder and Chairman of GBLI and founder and CEO of Fox Paine & Company, whose affiliate is GBLI’s largest shareholder. “She brings deep expertise in underwriting and excess and surplus lines, along with significant distribution relationships across the market. GBLI has a longstanding history of profitable growth as a ‘Main Street’ specialty and surplus lines insurer, and we are rolling out our Kaleidoscope technology platform and other new initiatives. We are delighted to welcome Jessica to the Board to help us build on that foundation.”

Ms. Buss is a veteran insurance industry executive who previously served as CEO of GuideOne Insurance, Argo Group and Open Lending. At Open Lending, she also served as Chairman of the Board and chaired its Audit Committee prior to becoming CEO. At GuideOne, she grew premiums from approximately $400 million to more than $1 billion, including building a $400 million excess and surplus lines business. Previously, as COO and CFO of Rockhill Insurance, she helped lead its sale to State Auto at more than twice book value and subsequently led State Auto’s $1.5 billion commercial and specialty division. She is a Certified Public Accountant by training and has earned the NACD Directorship Certification.

“GBLI’s financial strength, underwriting discipline and commitment to long-term growth make this an exciting opportunity,” said Ms. Buss. “I look forward to working with Saul, my fellow directors and the management team and to helping GBLI manage risk thoughtfully as it grows.”

Mr. Lederman retired after serving two tenures on the Board, first joining in 2015, and most recently chaired its Enterprise Risk Management Committee.

“Bruce has been a trusted adviser and valued colleague for many years,” said Mr. Fox. “On behalf of the entire Board, we thank him for his wise counsel and lasting contributions to GBLI’s growth.”

About GBLI and its subsidiaries

GBLI is a publicly traded holding company with a diversified portfolio of property and casualty insurance-related operating companies.

Katalyx Holdings LLC includes:

•
Four agencies focused on sourcing, underwriting, and servicing primary and assumed reinsurance business: Penn-America Insurance Services, LLC; Valyn Re LLC; J.H. Ferguson & Associates, LLC (including Vacant Express); and Collectibles Insurance Services, LLC.
•
Three specialized insurance service businesses: Kaleidoscope Insurance Technologies, Inc., a developer of proprietary underwriting and policy systems supporting Katalyx’s agencies and broader digital initiatives; Sayata, an AI-enabled digital marketplace and agency for small commercial insurance; and Liberty Insurance Adjustment Agency, Inc., a provider of claims evaluation, adjustment, and related services.

Belmont Holdings GX, Inc. consists of five statutory insurance carriers, each rated “A” (Excellent) by AM Best:

Penn-America Insurance Company, United National Insurance Company, Penn-Patriot Insurance Company, Diamond State Insurance Company, and Penn-Star Insurance Company.

For more information, visit GBLI’s website at www.gbli.com.

Forward-Looking Information

The forward-looking statements in this press release are made pursuant to the “safe harbor” provisions of Section 21E of the Securities Exchange Act of 1934 and involve a number of risks and uncertainties. Actual results may differ materially from those expressed or implied in such statements. These statements are based on management’s current expectations and information available as of the date of this release.

Factors that could cause actual results to differ include, among others, risks related to the timing and execution of GBLI’s strategy, and other operational or strategic risks. Additional details regarding these and other risks and uncertainties can be found in GBLI’s filings with the Securities and Exchange Commission. GBLI undertakes no obligation to update any forward-looking statements to reflect subsequent events or circumstances.

Investor / Media Contact: Scott Eckstein
KCSA Strategic Communications
(212) 896-1210
GBLI@kcsa.com